Exhibit 14.1

Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

1.	Purpose

Sequential Brands Group, Inc. and Subsidiaries (the “Company”, “Sequential brands Group”, and “Sequential”) is committed to conducting its business on a high ethical plane based on honesty, integrity, and fair commercial competition. This Code of Ethical Conduct (this “Code”) applies to all directors, officers and employees (with all three groups being referred to as “employees”) of the Company and is intended to provide a clear understanding of the ethical principles of business conduct expected of each employee. Compliance with these standards is vital to the integrity and continued well-being of our business and our employees.

Our code is designed to embody rules regarding individual and peer responsibilities, as well as responsibilities to our employees, customers, suppliers, stockholders, the public and other stakeholders, and includes our goals in furthering:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	The avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in this Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

3.	Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

4.	Compliance with applicable governmental laws, rules and regulations;

5.	The prompt internal reporting to an appropriate person or persons of any violations of the Code; and

6.	Accountability for adherence to the Code.

Today, all corporations are under high levels of scrutiny and are held to increasingly higher levels of accountability. As a result, the Board of Directors has reaffirmed its strong commitment that Company business practices be conducted in accordance with the highest professional, ethical, legal and moral standards.

Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

We believe that long-term, trusting business relationships are built by being honest, open and fair. We promise to uphold the highest professional standards in all global business operations. We also expect that those with whom we do business (including suppliers, customers or re-sellers) will adhere to this Code. Outstanding employees are key to our success. Everyone is part of the company team, and each of us deserves to be treated with dignity and respect. In addition, every employee is responsible for his/her own conduct. No one has the authority to make another employee violate this Code, and any attempt to direct or otherwise influence someone else to commit a violation is unacceptable. Managers, in particular, set an example for other employees and are often responsible for directing the actions of others. We require all employees, including managers, to know and understand this Code, as it applies personally to the employee or manager and to those under his/her supervision. The fundamental principle that underlies the way we do business is good judgment. An understanding of our legal and ethical parameters enhances that judgment. We have a responsibility to pay constant attention to all legal boundaries and to comply with all applicable laws and regulations in all of our operations. We have the same obligation to the communities in which we do business and to the customers with whom we do business. For everyone at the Company, this means following the spirit of the law and doing the right, ethical thing even when the law is not specific.

This Code outlines the broad principles of legal and ethical business conduct embraced by the Company. It is not a complete list of legal or ethical questions an employee might face in the course of business, and therefore, this code must be applied using common sense and good judgment. Although we realize that no two situations are alike, we aim for consistency and balance when encountering any ethical issues. It is essential that we all keep an eye out for possible infringements of our business ethics - whether these infringements occur in dealings with the government or the private sector, and whether they occur because of oversight or intention. Employees who have questions regarding business conduct or possible violations should promptly contact their immediate supervisor.

It is against the Company policy to retaliate against any employee for good faith reporting of violations of this Code, and the Company will not tolerate any such retaliation.

Please read this Code carefully. We are confident that each of us will comply with this Code and thereby help maintain our reputation for the highest standards of business integrity. However, please note that those who violate this Code will be subject to disciplinary action, up to an including termination of employment.

This Code supplements and is not intended to replace any other current policy of the Company relating to matters referred to herein or otherwise, including, and without limitation, the Company’s Employee Handbook and the Insider Trading Policy.

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

2.	BUSINESS ETHICS

It is essential that we all keep an eye out for possible infringements of the Company’s business ethics - whether these infringements occur in dealings with the government or the private sector, and whether they occur because of oversight or intention. Company employees who have knowledge of possible violations should notify the Company’s legal department. To assist employees in the day-to-day protection of our business ethics, we’ve compiled a list of some areas where breaches may occur:

•	Improper or excessive payments of any of the following:

°	Employee bonuses or compensation agreements
°	Consulting fees
°	Director & officer payments
°	Miscellaneous expenses
°	Insurance premiums
°	Nondeductible expenses
°	Employee loans
°	Public relations fees
°	Legal fees
°	Commissions
°	Other professional fees
°	Expense reports

•	Questionable payments to agents, consultants, or professionals whose backgrounds have not been adequately investigated, who do not have signed contracts or letters of engagement, or whose association with the Company would be embarrassing if exposed;

•	Payroll-related expenditures, bonuses, awards, and non-cash gifts given to or by the Company employees without proper approval and adequate documentation;

•	Payments made in cash or checks drawn to Cash or Bearer or bank accounts/property titles not in the Company’s name;

•	Transfers to or deposits in the bank account of an individual, rather than in the account of the company with which we are doing business;

•	Billings made higher or lower than normal prices for fees, at a customer’s request;

•	Payments made for any purpose other than that described in supporting documents;

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

•	Payments made to employees of customers or agencies through intermediary persons or organizations, or that seem to deviate from normal business transactions;

•	Any large, abnormal, unexplained, or individually approved contracts, or expenditures made without review of supporting documentation;

•	Unusual transactions occurring with nonfunctional, inactive, or shell subsidiaries or undisclosed or unrecorded assets or liabilities;

•	Use of unethical or questionable means to obtain information, including information about competitors, information concerning government acquisition plans, or any procurement decision or action;

•	An employment, consulting, or business relationship between a Company employee and another company, especially in the same or related business; and

•	Frequent trading (buying and selling over short intervals) in Company stock or the stock of a company with which we do business.

These are examples of possible infringements that Company employees need to avoid. Employees should feel free to discuss any concerns about this policy with the Company’s Corporate Counsel.

3.	CONFLICTS OF INTEREST

Employees are expected to make or participate in business decisions and actions in the course of their employment with the Company based on the best interests of the company as a whole, and not based on personal relationships or benefits. Conflicts of interest can compromise employees’ business ethics. Employees are expected to apply sound judgment to avoid conflicts of interest that could negatively affect the Company or its business. At the Company, a conflict of interest occurs whenever an employee’s private interests interfere – or appear to interfere – with the interests of the Company as a whole, including any activity that is inconsistent with or opposed to the Company’s interests, or gives the appearance of impropriety.

Employees should avoid any relationship that would cause a conflict of interest with their duties and responsibilities at the Company. Employees are expected to disclose to us any situations that may involve inappropriate or improper conflicts of interests affecting them personally or affecting other employees or those with whom we do business. Waivers of conflicts of interest involving executive officers require the approval of the Board of Directors or an appropriate committee.

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

Members of the Company’s Board of Directors have a special responsibility because our Directors are prominent individuals with substantial other responsibilities. To avoid conflicts of interest, Directors are expected to disclose to their fellow Directors any personal interest they may have in a transaction upon which the Board passes and to recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interest of the Company.

A.	Interest in Other Businesses. Company employees and members of their immediate families (e.g., spouses or children living in the same home) must avoid any direct or indirect financial interest or relationship with other business that could cause divided loyalty, including competitors, customers, distributors or suppliers of the Company where such interest or relationship would influence, or could appear to influence, actions on behalf of the Company. Company employees must receive written permission from the Company before beginning any employment, business, or consulting relationship with another company. This does not mean that family members are precluded from being employed by one of the Company’s competitors, customers, distributors or suppliers. However, Company employees must avoid conducting Company business with members of their families - or others with whom they have a significant personal relationship - unless they have prior written permission from the Company.

B.	Outside Directorships. The Company encourages its employees to be active in industry and civic associations, including membership in other companies’ Boards of Directors. Employees who serve on outside boards of a profit making organization are required, prior to acceptance, to obtain written approval from a majority of the disinterested directors of the Board of Directors of the Company. As a rule, employees may not accept a position as an outside director of any current or likely competitor of the Company. Furthermore, in the absence of an overriding benefit to the Company and a procedure to avoid any financial conflict (such as refusal of compensation and recusal from involvement in the other company’s relationship with the Company), approval is likely to be denied where the Company employee either directly or through people in his or her chain of command has responsibility to affect or implement the Company’s business relationship with the other company. Approval of a position as a director of a company that supports or promotes a competitor’s products or services is also likely to be denied.

If an outside directorship is approved, employees may keep compensation earned from that directorship unless the terms of approval state otherwise. Generally, however, employees may not receive any form of compensation (including stock options, IPO stock or cash) for service on a board of directors of a company if the service is at the request of the Company or in connection with the Company’s investment in, or a significant relationship exists with, that company and the directorship is as a consequence or in connection with that relationship. Any company that is a vendor, supplier, partner or customer of the Company has a “relationship” with the Company. “Significant” is broadly defined to include a sole-source vendor/supplier, or one in which the Company is responsible for generating five percent or more of the outside company’s revenues. When membership on a Board of Directors is other than at the Company’s request, and even if no compensation is received, a potential for conflict of interest exists, and therefore the Company employee is expected to recuse him or herself from any involvement in the Company’s relationship with that outside company. It is therefore important that Company employees recognize that their membership should be an opportunity to provide expertise and to broaden their own experience, but they should not be put in a position where the other company expects to use the person’s board membership as a way to get access or to influence Company decisions.

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

The Company may at any time rescind prior approvals in order to avoid a conflict or appearance of a conflict of interest for any reason deemed to be in the best interests of the Company. In addition, the Company will periodically conduct an inquiry of employees to determine the status of their membership on outside boards.

C.	Investments in Public Companies. Passive investments of not more than five percent of total outstanding shares of companies listed on a national or international securities exchange, or quoted daily by NASDAQ or any other board, are permitted without the Company’s approval - provided the investment is not so large financially either in absolute dollars or percentage of the individual’s total investment portfolio that it creates the appearance of a conflict of interest. Any such investment must not involve the use of confidential “inside” or proprietary information, such as confidential information that might have been learned about the other company on account of the Company’s relationship with the other company. Investments in diversified publicly traded mutual funds are not deemed subject to these conflict of interest guidelines, provided confidentiality requirements are observed.

D.	Investments in Private Companies. Company employees will occasionally find themselves in a position to invest in the Company’s partners or customers. It is imperative that employees presented with such opportunities understand the potential conflict of interest that may occur in these circumstances. Company employees must always serve our stockholders first. Investing in other companies that the Company has an actual or potential business relationship with may not be in our stockholders’ best interests. The following guidelines are intended to cover such circumstances:

Company employees may not invest in privately held companies that are the Company’s customers, partners or suppliers without disclosure to the Company. Where the employee either directly or through people in his/her chain of command has responsibility to affect or implement the Company’s relationship with the other company, approval of the Company is required; however, in such cases approval is likely to be denied.

Such situations may put the Company employee in a conflict of interest between furthering their personal interests versus the interests of the Company, hence the likelihood of denial. Employees in those circumstances should not invest in the company in question.

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

If an investment is made and/or approval is granted, and the employee subsequently finds him or herself in a potentially conflicted position due to his or her job responsibilities or those of others in his or her chain of command, the Company employee is expected to recuse him- or herself from any involvement in the Company’s relationship with that other company. (If the conflict is so fundamental as to undermine the employee’s ability to undertake an important job activity, a discussion of possible divestiture may be required). Furthermore, with respect to any investment or financial interest in a third party, employees should be extremely cautious to avoid activities such as recommending or introducing the other company to other parts of our Company’s organization unless there is a clear disclosure of the financial interest.

If an employee happens to have an investment in a company and transitions into a role that would place him/her in a conflict of interest position (such as those described above), the employee should disclose the situation in writing to his/her manager and the legal department. Efforts will be made to resolve the situation equitably on a case-by-case basis.

E.	Inventions, books, and publications. Company employees must receive written permission from the Company before developing, outside of the Company, any products or intellectual property that is or may be related to the Company’s current or potential business.

F.	Proper payment. All Company employees should pay for and receive only that which is proper. Company employees should not make payments or promises to influence another’s acts or decisions, and Company employees must not give gifts beyond those extended in normal business. Company employees must observe all government restrictions on gifts and entertainment. Employees will not receive payments of any kind from Company customers.

G.	Favors, gifts, and entertainment. Company employees and members of their families must not give or receive valuable gifts (including gifts of equipment or money, discounts, or favored personal treatment) to or from any person associated with the Company’s vendors or customers. This includes accepting the opportunity to buy “directed shares” (also called “friends and family shares”) from another company where the Company employee is now or is likely to become involved in the evaluation, recommendation, negotiation or approval of current or prospective business with that company.

Similarly, you may accept entertainment, but only insofar as it is reasonable in the context of the business at hand and facilitates the Company’s interests. You are strictly prohibited from soliciting gifts, gratuities or business courtesies for yourself or for the benefit of any family member or friend.

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

This is not intended to preclude the Company from receiving or evaluating appropriate complimentary products or services. Nor is it intended to preclude the Company from making a gift of equipment to a company or organization, provided that the gift is openly given, with full knowledge by the company or organization, and is consistent with applicable law. In all cases, the exchange of gifts must be conducted so there is no appearance of impropriety. Gifts may only be given in accordance with applicable laws, including the U.S. Foreign Corrupt Practices Act.

Advertising novelties, favors, and entertainment are allowed when the following conditions are met:

•	They are consistent with the Company’s business practices;

•	They do not violate any applicable law, such as state and federal procurement laws and regulations;

•	They are of limited value; or

•	Public disclosure would not embarrass the Company.

H.	Industry Associations. Membership on boards of industry associations generally do not present financial conflicts of interest. However, employees should be sensitive to possible conflicts with the Company’s business interests, if, for instance, the association takes a position adverse to the Company’s interests or those of key customers.

I.	Using Company Time and Assets for Personal Benefit. You may not, directly or indirectly, perform non-Company work or solicit that work on the Company’s premises or while working on the Company’s time, including any paid leave you are granted by the Company. Also, you are not permitted to use Company assets (including equipment, telephones, smart phones, materials, resources or proprietary information) for any outside work. You agree that in the event that you receive compensation for any such work that is performed in violation of this policy that such proceeds rightfully belong to the Company and will be paid over to the Company.

J.	Non-Disparagement. You agree that during the course of your employment and at all times thereafter you will not for any reason whatsoever, either directly or indirectly, make any negative statements (orally or in writing) to any person or entity about the Company or its officers, directors, employees, business procedures or activities, and will not defame or disparage any of the above. You further agree that you will not interfere with the Company’s business or try to disrupt or harm any good will of the Company or its business relationships.

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

4.	SHAREHOLDER & MEDIA RELATIONS

We will provide accurate, appropriate and timely material information to the public, including our shareholders and the media to keep them informed of matters which affect our organization. To assure consistency and accuracy in these communications and to prevent the inadvertent disclosure of confidential information, you should not give statements to shareholders or the media. If you are contacted by a shareholder or the media, the request should be immediately forwarded to the Company’s Chief Financial Officer.

5.	HEALTH AND WELFARE

Each director, officer and employee of the Company has a responsibility to protect the health and well-being of other employees. It is, therefore, imperative that each of us accepts responsibility for compliance with laws and regulations governing the protection of the work environment.

6.	ACCURATE BOOKS AND RECORDS

The law requires the Company to make sure that its books and records accurately and fairly represent transactions and dispositions of our assets in reasonable detail. In all of our operations, it is a violation of Company policy, and possibly illegal, for any of us to cause our books and records to be inaccurate in any way. You must never create or participate in the creation of records that are misleading or artificial. If you are asked to falsify the accounting records in any manner or are aware of falsification by anyone else in the Company, you should immediately report the event to the Company’s Chief Financial Officer of or to a member of the Board of Directors. You are expected to cooperate fully with our internal and independent auditors. In particular, the following requirements must be strictly respected by all of us.

A.	Access to Company Assets, Transactions on Management’s Authorization. Access to Company assets is permitted only in accordance with management’s general or specific authorization and transactions must be executed only in accordance with management’s general or specific authorizations. Transactions involving the Company must be recorded to permit preparation of our financial statements in conformity with generally accepted accounting principles and related requirements and to maintain accountability for the Company’s assets.

B.	Accurate Books. All Company books and records must be true and complete. False or misleading entries are strictly prohibited, and the Company will not condone any undisclosed liabilities or unrecorded bank accounts or assets established for any purpose.

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

C.	Proper Payments. You must not authorize payment of Company funds knowing that any part of the payment will be used for any purpose other than the purpose described in the documents supporting the payment.

D.	Appropriate Controls. Administrative and accounting controls must be implemented to provide reasonable assurance that the Company is in compliance with the above requirements and that financial and other reports are accurately and reliably prepared, and fully and fairly disclose all required or otherwise material information.

E.	Prohibited Actions. No director, officer or employee shall: (i) take any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company; or (ii) take any action to fraudulently influence, coerce, manipulate or mislead any member of the Company’s internal auditors engaged in the performance of an internal audit or investigation.

7.	SPECIAL ETHICS OBLIGATIONS FOR EMPLOYEES WITH FINANCIAL REPORTING RESPONSIBILITIES

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, employees may be called upon to provide information to assure that the Company’s public reports are complete, fair and understandable. The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

The Finance Department bears a special responsibility for promoting integrity throughout the organization, with responsibilities to stakeholders both inside and outside of the Company. The Chief Executive Officer, Chief Financial Officer and Finance Department personnel have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the company as a whole that ensures the fair and timely reporting of the Company’s financial results and condition.

Because of this special role, the Chief Executive Officer, the Chief Financial Officer and all members of the Company’s Finance Department are bound by the following Financial Officer Code of Ethics, and by accepting the Code of Ethical Conduct, each agrees that he or she will:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

•	Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications;

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

•	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies;

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated;

•	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one’s work will not be used for personal advantage;

•	Share knowledge and maintain skills important and relevant to stakeholder’s needs;

•	Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community;

•	Achieve responsible use of and control over all assets and resources employed or entrusted;

•	Promptly report to the Chief Financial Officer and/or to the Company’s internal or outside counsel any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code of Ethical Conduct, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

Violations of this Financial Officer Code of Ethics, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

It is against the Company policy to retaliate against any employee for good faith reporting of violations of this Code.

8.	LAWS, REGULATIONS AND GOVERNMENT RELATED ACTIVITIES

Violation of governing laws and regulations, whether in the United States or abroad, is both unethical and subjects the Company to significant risk in the form of fines, penalties and damaged reputation. It is expected that each employee will comply with applicable laws, regulations and corporate policies. Specific areas with which employees are expected to comply include:

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

•	Anti-Trust
•	Insider Trading
•	Foreign Corrupt Practices Act
•	Government Business
•	Political Contributions
•	Using Third-Party Copyrighted Material
•	Export, Re-export and Transfer Policy
•	Customs Compliance for International Shipping

9.	ANTI-TRUST

The economy of the United States, and of most nations in which the Company does business, is based on the principle that competition and profit will produce high-quality goods at fair prices. To ensure that this principle is played out in the marketplace, most countries have laws prohibiting certain business practices that could inhibit effective competition. The antitrust laws are broad and far-reaching. They touch upon and affect virtually all aspects of the Company’s operations. The Company supports these laws not only because they are the law, but also because we believe in the free market and the idea that healthy competition is essential to our long-term success. The Company fully embraces all antitrust laws and avoids conduct that may even give the appearance of being questionable under those laws. Whether termed antitrust, competition, or free trade laws, the rules are designed to keep the marketplace thriving and competitive. In all cases where there is question or doubt about a particular activity or practice, employees should contact the Company’s Corporate Counsel before proceeding.

10.	INSIDER TRADING

If an employee has material, non-public information relating to the Company, it is the Company’s policy that neither the employee, nor any person related to the employee, may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if employees have material, non-public information about that company which the employee obtained in the course of their employment by the Company.

Transactions that may be necessary or justifiable for independent reasons, including emergency expenditures and transactions planned before the employee learned the material information, are not exceptions. Even the appearance of an improper transaction must be avoided to prevent any potential risk to the Company or the individual trader. Violations of insider trading laws may be punishable by fines and/or imprisonment.

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

Besides the obligation to refrain from trading while in possession of material, non-public information, employees are also prohibited from “tipping” others. The concept of unlawful tipping includes passing on information to friends or family members under circumstances that suggest that employees were trying to help them make a profit or avoid a loss. Besides being considered a form of insider trading, of course, tipping is also a serious breach of corporate confidentiality. For this reason, employees should be careful to avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, in elevators) where others may hear such information.

In all cases, Company employees should refer to the Company’s Insider Trading Policy for further information.

11.	FOREIGN CORRUPT PRACTICES ACT

The Company requires full compliance with the Foreign Corrupt Practices Act (“FCPA”) by all of its employees, consultants and agents. The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of:

•	Influencing any act, or failure to act, in the official capacity of that foreign official or party; or

•	Inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

Payments, offers, promises or authorizations to pay any other person, U.S. or foreign, are likewise prohibited if any portion of that money or gift will be offered, given or promised to a foreign official or foreign political party or candidate for any of the illegal purposes outlined above.

All the Company employees, whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the company.

Any action in violation of the FCPA is prohibited. All the Company employees who become aware of apparent FCPA violations should notify the Company’s Corporate Counsel immediately. Any question or uncertainty regarding compliance with this policy should be brought to the attention of the Company’s Corporate Counsel.

12.	POLITICAL CONTRIBUTIONS

No Company assets - including employees’ work time, use of the Company premises, use of Company equipment, or direct monetary payments - may be contributed to any political candidate, political actions committees (also known as, “PACs”), party, or ballot measure without the permission of the Board of Directors. Of course, the Company employees may participate in any political activities of their choice on an individual basis, with their own money and on their own time.

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

13.	USING THIRD-PARTY COPYRIGHTED MATERIAL

Company employees may sometimes need to use third-party copyrighted material to perform their jobs. Before such third-party material may be used, appropriate authorization from the copyright holder must be obtained. The need for such permission may exist whether or not the end product containing third-party material is for personal use or for the Company’s internal or other use. It is against Company policy and it may be unlawful for any employee to copy, reproduce, scan, digitize, broadcast, or modify third-party copyrighted material when preparing Company products or promotional materials, unless written permission from the copyright holder has been obtained prior to the proposed use. Improper use could subject both the Company and the individuals involved to possible civil and criminal actions for copyright infringement. It is against Company policy for employees to use the Company’s facilities for the purpose of making or distributing unauthorized copies of third-party copyrighted materials for personal use or for use by others.

14.	PROPRIETARY INFORMATION

Proprietary information is defined as information that was developed, created, or discovered by the company, or that became known by or was conveyed to the company, that has commercial value in the company’s business. It includes but is not limited to designs, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and any other information of any type relating to designs, configurations, toolings, schematics, master works, algorithms, flowcharts, circuits, works of authorship, formulae, mechanisms, research, manufacture, assembly, installation, marketing, pricing, customers, salaries and terms of compensation of Company employees, and costs or other financial data concerning any of the foregoing or the Company and its operations generally.

The Company’s business and business relationships center on the confidential and proprietary information of the Company and of those with whom we do business – customers, vendors, and others. Each employee has the duty to respect and protect the confidentiality of all such information. The use of confidential and proprietary information – whether the Company’s or a third party’s – is usually covered by a written agreement. In addition to the obligations imposed by that agreement, all employees should comply with the following requirements:

•	Confidential information should be received and disclosed only under the auspices of a written agreement

•	Confidential information should be disclosed only to those Company employees who need to access it to perform their jobs for the Company

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

•	Confidential information of a third party should not be used or copied by any Company employee except as permitted by the third-party owner (this permission is usually specified in a written agreement)

•	Unsolicited third-party confidential information should be refused or, if inadvertently received by a Company employee, returned unopened to the third party or transferred to the Company’s Corporate Counsel for appropriate disposition.

Employees must refrain from using any confidential information belonging to any former employers, and such information must never be brought to the Company or provided to other Company employees.

15.	AUDITS; INVESTIGATIONS; DISCIPLINARY ACTION

The Company will conduct periodic audits of compliance with this Code. Allegations of potential wrongdoing will be investigated by the proper corporate or departmental personnel and, upon the advice of the General Counsel, will be reported to the Board of Directors (or an appropriate committee thereof) and to the relevant authorities. Knowingly false accusations of misconduct will be subject to disciplinary action. You are required to cooperate fully with any internal or external investigation. You must also maintain the confidentiality of any investigation and related documentation, unless specifically authorized by the Company’s internal or outside counsel to disclose such information.

Appropriate disciplinary penalties for violations of this Code may include counseling, reprimands, warnings, and suspensions with or without pay, demotions, salary reductions, dismissals, and restitution. Disciplinary action may also extend to a violator’s supervisor insofar as the Company determines that the violation involved the participation of the supervisor or reflected the supervisor’s lack of diligence in causing compliance with the Code. Any person who takes any action whatsoever in retaliation against the employee who has in good faith raised any question or concern about compliance with this Code will be subject to serious sanctions, which may include dismissal for cause.

You are reminded that the Company’s document retention policies strictly prohibit the destruction or alteration of documentation undertaken with the intent to obstruct any pending or threatened investigation or proceeding of any nature or in contemplation of a proceeding.

16.	GUIDANCE AND ADDITIONAL INFORMATION

If you have questions about this Code, you should turn to your immediate supervisor or the Company’s internal or outside counsel in the first instance. The Company’s “open door” policy gives you the freedom to approach any member of management with ethical questions or concerns without fear of retaliation.

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Sequential Brands Group, Inc. and Subsidiaries

Code of Ethical Conduct

December 2015

CODE OF ETHICAL CONDUCT

The Code of Ethical Conduct (the “Code) is intended to provide a clear understanding of the ethical principles of business conduct expected of each employee.

Since the information and policies described here are necessarily subject to change, I acknowledge that revisions to the policy may occur. All such changes will be communicated through official notices, and I understand that revised information may supersede, modify, or eliminate existing policies. Only the chief executive officer of Sequential Brands Group, Inc. has the ability to adopt any revisions to the policies.

Furthermore, I acknowledge that I have received the Code, and I understand that it is my responsibility to read and comply with the policies contained in the Code and any revisions made to it.

EMPLOYEE’S SIGNATURE

DATE

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